Exhibit 10.39

2005 Director Compensation

Each non-employee Director earns:

•	a $12,000 annual fee; and

•	a $2,500 fee for attendance at each regular and special meeting of the Board; or

•	a $1,000 fee for each regular and special meeting of the Board, if such Director attends such meeting by conference call.

The chairman of the Audit Committee earns an annual fee of $25,000, the chairman of the Compensation Committee earns an annual fee of $10,000 and the chairman of the Nominating and Corporate Governance Committee earns an annual fee of $5,000. Non-employee Directors who serve as committee members earn an additional fee of $1,000 per meeting, which is not paid, at the discretion of the chairman of such committee, for brief telephone meetings. Employee Directors do not receive any compensation in their capacities as Directors.

On the day of each Annual Meeting of Stockholders, each non-employee Director is granted an option to purchase the number of shares of common stock equal to $130,000 divided by the average of the high and low prices per share of the Company’s common stock on the day of each Annual Meeting of Stockholders.